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               [Letterhead of Helms Mulliss & Wicker, PLLC]

                                                                     EXHIBIT 5.1

                               July 26, 2002

Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

Re: Public Offering of up to an Aggregate of $20,000,000,000 of Debt Securities, Warrants, Units, Preferred Stock, Depositary Shares, and Common Stock of Bank of America Corporation

Ladies and Gentlemen:

     We have acted as counsel to Bank of America Corporation, a Delaware corporation (the "Corporation") in connection with the registration by the Corporation of up to an aggregate of $20,000,000,000 of its (i) debt securities (the "Debt Securities"), (ii) warrants (the "Warrants"), (iii) units, which are comprised of two or more securities, in any combination (the "Units"), (iv) shares of its preferred stock (the "Preferred Stock"), (v) fractional interests in Preferred Stock represented by depositary shares (the "Depositary Shares"), and (vi) shares of its common stock (the "Common Stock" and, together with the Debt Securities, Warrants, Units, Preferred Stock, and Depositary Shares, the "Securities"), as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended.

     The Securities are to be issued, separately or together, in one or more series and are to be sold from time to time as set forth in the Registration Statement, the applicable Prospectus contained therein (the "Prospectus") and any amendments or supplements thereto.

     We have relied upon an officer's certificate as to corporate action heretofore taken with respect to the Securities.

     Based on the foregoing, we are of the opinion that when (1) the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, (2) the terms of any class or series of such Securities have been authorized by appropriate corporate action of the Corporation, and (3) such Securities have been issued and sold upon the terms and conditions set forth in the Registration Statement, the applicable Prospectus and the applicable supplements to such Prospectus, then (a) the Debt Securities, Warrants, or Units, as the case may be, will be validly authorized and issued and binding obligations of the Corporation, subject as to enforcement of remedies to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies,


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and further subject to 12 U.S.C. ss1818 (b)(6)(D) and similar bank regulatory powers and to the application of principles of public policy, and (b) the shares of the Preferred Stock and Common Stock will be legally issued, fully paid, and non-assessable.

     This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities. This opinion may not be relied on by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation, or entity for any purposes whatsoever without our prior written consent. Notwithstanding the foregoing, we hereby consent to be named in the Prospectus as attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as
Exhibit 5.1 to the Registration Statement.

                                         Very truly yours,

                                        /s/ Helms Mulliss & Wicker, PLLC

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